Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Wellness Center USA, Inc.:

We hereby consent to the use in the Amendment No. 3 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated March 30, 2011, relating to the balance sheet of Wellness Center USA, Inc., a development stage company, (the “Company”) as of September 30, 2010 and the related statements of operations, stockholders’ deficit and cash flows for the period from June 30, 2010 (inception) through September 30, 2010, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

September 23, 2011